                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                              AMDURA CORPORATION
                                      AT
                             $2.30 NET PER SHARE
                                      BY
                             ADU ACQUISITION INC.
                    AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                                   FKI PLC

- -------------------------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON WEDNESDAY, APRIL 19, 1995, UNLESS THE OFFER IS EXTENDED.
- -------------------------------------------------------------------------------

   THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS. THE OFFER IS ALSO CONDITIONED UPON, AMONG OTHER THINGS, THE EXPIRATION OR TERMINATION OF ANY APPLICABLE ANTITRUST WAITING PERIODS.
                                    ------
   THE BOARD OF DIRECTORS OF AMDURA CORPORATION (THE "COMPANY") UNANIMOUSLY HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                                    ------
                                  IMPORTANT

   Any stockholder desiring to tender all or any portion of such stockholder's shares of Common Stock, par value $.01 per share (the "Shares"), of the Company should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

   A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in
Section 3.

   Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.
                                    ------

March 22, 1995

                              TABLE OF CONTENTS

                                                                                                        Page
                                                                                                       -----
INTRODUCTION  ......................................................................................       1
    1. Terms of the Offer; Expiration Date  ........................................................       3
    2. Acceptance for Payment and Payment for Shares  ..............................................       4
    3. Procedures for Tendering Shares  ............................................................       5
    4. Withdrawal Rights  ..........................................................................       7
    5. Certain Federal Income Tax Consequences  ....................................................       8
    6. Price Range of Shares; Dividends  ...........................................................       9
    7. Certain Information Concerning the Company  .................................................       9
    8. Certain Information Concerning Purchaser and Parent  ........................................      11
    9. Financing of the Offer and the Merger  ......................................................      16
   10. Background of the Offer; Contacts with the Company; the Merger Agreement and
       Stockholders Agreements  ....................................................................      16
   11. Purpose of the Offer; Plans for the Company after the Offer and the Merger  .................      24
   12. Dividends and Distributions  ................................................................      26
   13. Effect of the Offer on the Market for Shares, Exchange Listing and Exchange Act Registration       26
   14. Certain Conditions of the Offer  ............................................................      27
   15. Certain Legal Matters and Regulatory Approvals  .............................................      29
   16. Fees and Expenses  ..........................................................................      31
   17. Miscellaneous  ..............................................................................      31

SCHEDULE I..........................................................................................     S-1


To the Holders of Common Stock of
AMDURA CORPORATION:

                                 INTRODUCTION


   ADU Acquisition Inc., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of FKI plc, a company organized under the laws of England ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Amdura Corporation, a Delaware corporation (the "Company"), at a price of $2.30 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

   Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of First Fidelity Bank, N.A. (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") incurred in connection with the Offer. See Section 16.

   THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") UNANIMOUSLY HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

   Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), the Company's financial advisor, has delivered to the Board its written opinion that the consideration to be received by the stockholders of the Company pursuant to the Merger Agreement (as defined below) is fair to such stockholders from a financial point of view. A copy of the opinion of DLJ is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), copies of which are being mailed to stockholders herewith.

   THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). THE OFFER IS ALSO CONDITIONED UPON, AMONG OTHER THINGS, THE EXPIRATION OR TERMINATION OF ANY APPLICABLE ANTITRUST WAITING PERIODS. SEE SECTION 14, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 15, 1995 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become an indirect wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company, Shares owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company, and Shares held by stockholders who shall have demanded and perfected appraisal rights under Delaware Law) will be cancelled and converted automatically into the right to receive $2.30 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 10.

   Simultaneously with entering into the Merger Agreement, Purchaser and Internationale Nederlanden (U.S.) Capital Corporation, Investors Trading AB,
The Network Company II Limited and Orcas Limited Partnership (the "Stockholders") entered into a Stockholders Agreement, dated as of March 15, 1995 (the "Stockholders Agreement"), pursuant to which, upon the terms set forth therein, each Stockholder has agreed to tender and sell, in accordance with the terms of the Offer, all Shares owned (beneficially or of record) by such Stockholder. As of March 15, 1995, the Stockholders owned (either beneficially or of record) Shares constituting approximately 66.5% of the outstanding Shares (54.2% on a fully diluted basis). Each Stockholder has agreed not to withdraw his Shares unless (a) the Board shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, the Merger, the Merger Agreement or any other transaction contemplated by the Merger Agreement in order to approve any Third Party Transaction which the Board determines in the exercise of its good faith judgment and after consultation with independent legal counsel and the Company's financial advisors to be more favorable to the Company's stockholders than the Offer and the Merger taken together, (b) the Merger Agreement is terminated, (c) the Merger Agreement is amended in any way which adversely affects such Stockholder, or (d) such Stockholder's Shares have not been accepted for payment and paid for by June 13, 1995. "Third Party Transaction" is defined in the Merger Agreement to mean any of the following: (i) the acquisition of the Company by merger, consolidation or other business combination transaction by any person other than Parent, Purchaser or any affiliate thereof (a "Third Party"); (ii) the acquisition by any Third Party of 50% or more of the outstanding stock or all or a substantial part (other than in the ordinary course of business) of the assets of a material subsidiary of the Company; (iii) the acquisition by a Third Party of 50% or more of the outstanding Shares, whether by tender offer, exchange offer or otherwise;
(iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its subsidiaries of 50% or more of the outstanding Shares.

   In addition, simultaneously with entering into the Merger Agreement, Purchaser and the Stockholders other than Investors Trading AB also entered into a Supplemental Stockholders Agreement, dated as of March 15, 1995 (the "Supplemental Stockholders Agreement"), in which such Stockholders have agreed that if the Offer is terminated because of the failure of any condition thereof and the Company effects a Third Party Transaction within 180 days thereafter, then each such Stockholder will pay to Purchaser 50% of the excess, if any, of the amount per Share received by such Stockholder as a result of such transaction over $2.30 per Share. As of March 15, 1995, the Stockholders who are parties to the Supplemental Stockholders Agreement owned (either beneficially or of record) approximately 46.6% of the outstanding Shares (38.0% on a fully diluted basis).

   The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer which constitute a majority of the outstanding Shares on a fully diluted basis, Purchaser shall be entitled to designate such number of directors as shall constitute a majority of the total number of directors on the Board. In the Merger Agreement, the Company has agreed to take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. Purchaser expects that such representation would permit Purchaser to exert control over the Company's conduct of its business and operations.

   The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. See
Section 11. Under the Company's Certificate of Incorporation and Delaware Law, the affirmative vote of the holders of a majority of the outstanding Shares will be required to approve and adopt the Merger Agreement and the Merger. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder.

   The Company has advised Purchaser that as of March 15, 1995, 24,665,160 Shares were issued and outstanding, no Shares were held in the treasury of the Company or held by the subsidiaries of the Company, 2,151,000 Shares were issuable upon conversion of outstanding convertible preferred stock, 2,936,324 Shares were issuable upon the exercise of outstanding options and 533,052 Shares were issuable pursuant to the Stipulation of Settlement dated August 31, 1994 providing for the settlement of certain class actions against the Company and others (the "Class Action Settlement"). As a result, as of the date of this Offer to Purchase, the Minimum Condition would be satisfied if Purchaser acquired pursuant to the Offer 15,142,769 Shares.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. Terms of the Offer; Expiration Date.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, April 19, 1995, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

   Purchaser expressly reserves the right, subject to the terms and conditions of the Merger Agreement, at any time and from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement thereof. The Merger Agreement provides that the Offer may be extended for such period as Parent and Purchaser may determine (a) is required because of the failure to satisfy any of the conditions set forth in
Section 14 or (b) could result in not less than 90% of the Shares on a fully diluted basis being tendered and not withdrawn (except that there shall be only one extension of the Offer pursuant to this clause (b) and it shall not exceed 10 business days from April 19, 1995), or as may be agreed to by the Company and Parent. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw his or her Shares. See Section 4.

   Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 15, (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in Section 14 and (iii) to waive any condition (other than the Minimum Condition) or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Merger Agreement provides that, without the consent of the Company, Purchaser will not (i) decrease the price per Share payable pursuant to the Offer, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares sought to be purchased in the Offer, (iv) impose conditions to the Offer in addition to those set forth in Section 14, (v) amend or change the terms and conditions of the Offer in any manner adverse to the holders of Shares or
(vi) change or waive the Minimum Condition. Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

   Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

   If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act.

   Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if, at the timenotice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten-business-day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. Acceptance for Payment and Payment for Shares.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not withdrawn promptly after the later to occur of (i) the Expiration Date, (ii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iii) the satisfaction or waiver of the conditions to the Offer set forth in Section 14, including those conditions relating to the Exon- Florio Act (as hereinafter defined). Subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares, pending receipt of any regulatory approvals specified in
Section 15 or in order to comply in whole or in part with any other applicable law.

   In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required under the Letter of Transmittal.

   The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

   On the date of this Offer to Purchase, Parent anticipates filing with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act in connection with the purchase of Shares pursuant to the Offer. Accordingly, it is anticipated that the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on Wednesday, April 5, 1995. Prior to the expiration or termination of such waiting period, the FTC or the Antitrust Division may extend such waiting period by requesting additional information or documentary material from Parent. If such a request is made with respect to the purchase of Shares in the Offer, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance by Parent with such a request. Thereafter, the waiting period may only be extended by court order. The waiting period under the HSR Act may be terminated prior to its expiration by the FTC and the Antitrust Division. Parent will request early termination of the waiting period, although there can be no assurance that this request will be granted. Pursuant to the Merger Agreement, Purchaser may, but need not, extend the Offer until the applicable waiting period under the HSR Act shall have expired or been terminated. See
Section 15 for additional information regarding the HSR Act.

   On the date of this Offer to Purchase, since the Company currently has contracts from the U.S. Department of Defense, Purchaser and the Company anticipate filing with the Committee on Foreign Investment in the United States of the Department of the Treasury ("CFIUS") a joint notice of the transactions contemplated by the Merger Agreement, pursuant to the regulations promulgated under Section 721 of the Defense Production Act of 1950, as amended, popularly known as the Exon-Florio Amendment (the "Exon-Florio Act"). Under the Exon-Florio Act, the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of persons engaged in interstate commerce in the United States if the President determines, after investigation, that such foreign persons in exercising control of such acquired persons might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security. A determination that an investigation is called for must be made within thirty days after notification of a proposed acquisition, merger or takeover is first filed with CFIUS. Any such investigation must be completed within forty-five days of such determination. Any decision by the President to take action must be announced within fifteen days of the completion of the investigation. See Section 15 for additional information regarding the Exon-Florio Act.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

   If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

   Purchaser reserves the right to transfer or assign, in whole at any time or in part from time to time, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedures for Tendering Shares.

   In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

   THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

   Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the person who or which signs the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

       (i) such tender is made by or through an Eligible Institution;

       (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

       (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within five New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram, telex or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

   In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and alltenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer (other than the Minimum Condition) or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

   The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

   UNDER THE FEDERAL INCOME TAX LAWS, THE DEPOSITARY WILL BE REQUIRED TO WITHHOLD 31 PERCENT OF THE AMOUNT OF ANY PAYMENTS MADE TO CERTAIN STOCKHOLDERS PURSUANT TO THE OFFER. TO PREVENT SUCH BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL.

4. Withdrawal Rights.

   Tenders of Shares made pursuant to the Offer are irrevocable except that Shares may be withdrawn by a tendering stockholder at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn by such stockholder at any time after June 20, 1995. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

   For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5. Certain Federal Income Tax Consequences.

   The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. For federal income tax purposes, such gain or loss will be capital gain or loss if the Shares are capital assets in the hands of such stockholder, and will be long-term capital gain or loss if such Shares have been held for more than one year. A stockholder's ability to deduct capital losses may be limited.

   THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS, INCLUDING FINANCIAL INSTITUTIONS, BROKER-DEALERS, STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

   THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS.

6. Price Range of Shares; Dividends.

   The Shares are listed and principally traded on the NYSE. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported by the Dow Jones News Service.

                                           HIGH       LOW
                                           ----       ---
1993:
     First Quarter  ..................    $3-3/4    $2
     Second Quarter  .................     3-3/8     2-3/8
     Third Quarter  ..................     3         1-7/8
     Fourth Quarter  .................     2-1/2     1-7/8
1994:
     First Quarter  ..................     2-5/8     2
     Second Quarter  .................     2-3/8     1-7/8
     Third Quarter  ..................     2-1/8     1-1/2
     Fourth Quarter  .................     2         1-1/2
1995:
     First Quarter (through 3/21/95)       2-1/4     1-5/8

   The Company has not paid any cash dividends on the Shares since it emerged from bankruptcy in 1991 (see Section 7 below).

   On March 15, 1995, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the NYSE was $1-7/8. On March 21, 1995, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on the NYSE was $2-1/4.

   STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE
SHARES.

7. Certain Information Concerning the Company.

   Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

   General. The Company is a Delaware corporation with its principal executive offices located at 900 Main Street South, Suite 2A, Building B, Southbury, Connecticut 06488-0870. The Company, through its subsidiaries, The Crosby Group, Inc., a Delaware corporation ("Crosby"), and The Harris Waste Management Group, Inc., a Delaware corporation ("Harris"), is a specialty manufacturer of products for the overhead lifting and waste recycling and disposal markets. The Company emerged from bankruptcy under Chapter 11 of the United States Bankruptcy Code and its plan of reorganization, as amended and/or modified (the "Plan") and confirmed by the United States Bankruptcy Court for the District of Colorado, became effective after the close of business on October 23, 1991. Pursuant to the Plan, the Company was reorganized around Crosby and Harris, which were not included in the Company's Chapter 11 filing and were not in bankruptcy.

   Crosby, headquartered in Tulsa, Oklahoma, designs and manufactures lifting equipment, hardware and accessories, including blocks, sheaves, hooks, shackles, turnbuckles, load binders and other fittings, for use with wire rope and chain. Crosby's lifting equipment hardware is used in energy, construction, manufacturing, marine and transportation applications.

   Harris, headquartered in Peachtree City, Georgia, is primarily engaged in the manufacture and marketing of recycling and waste management equipment used in the plastic, waste paper, ferrous and non-ferrous scrap metal recycling industries and for solid waste disposal applications. Harris's major products include large capacity, high-reduction balers used for materials recovery and solid waste disposal facilities, metal shears and balers used for processing scrap steel, and balers used for baling waste materials.

   Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1994 (the "1994 Form 10-K"). More comprehensive financial information is included in the 1994 Form 10-K and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                     AMDURA CORPORATION AND SUBSIDIARIES
                 SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            Year             Year             Year
                                                           Ended            Ended             Ended
                                                        December 31,     December 31,     December 31,
                                                            1994             1993             1992
                                                      --------------   --------------    --------------
Income Statement Data:
   Operating revenues                                     $145,159         $129,769         $127,250
   Income (loss) before change in accounting
     principle                                            $  1,617         $  2,805         $(18,052)
   Net income (loss) before change in accounting
     principle, per common and common equivalent
     share                                                $   0.06         $   0.11         $  (1.45)
Balance Sheet Data (at period end):
   Cash and cash equivalents                              $  3,765         $  4,377         $  6,909
   Working capital                                        $ 33,556         $ 26,529         $ 23,300
   Total assets                                           $127,766         $112,501         $118,533
   Long-term liabilities                                  $ 33,367         $ 34,855         $ 36,692
   Stockholders' capital                                  $ 54,562         $ 46,420         $ 46,102

   The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as to particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The information should also be available for inspection at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   8. Certain Information Concerning Purchaser and Parent. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located c/o FKI Industries Inc., 425 Post Road, Fairfield, Connecticut 06430-0970. Purchaser is an indirect wholly owned subsidiary of Parent.

   Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

   Purchaser is a wholly owned subsidiary of FKI Industries Inc., a New York corporation ("Industries"). Industries has its principal office at 425 Post Road, Fairfield, Connecticut 06430-0970. Industries' principal business is diversified manufacturing, primarily in engineered metal products. Industries operates through four business groups primarily in North America and Europe.

   Industries' Material Handling Group, designs and manufactures material handling systems and equipment, chain and lifting products and forgings for a wide range of industrial, automotive and mining sectors from its principal facilities in York, Pennsylvania; Warren, Michigan; Danville, Kentucky; and Welland, Ontario, Canada.

   Industries' Hardware Group headquartered in Grand Rapids, Michigan, manufactures and supplies decorative furniture and cabinet hardware, window and door hardware, casters, counterbalance mechanisms for office furniture and equipment, wheels and security products from its facilities in Grand Rapids, Michigan; Evansville, Indiana; Owatonna, Minnesota and Jamestown, New York.

   Industries' Automotive Group manufactures and supplies cable controls, lighting systems and trim components for the international automotive industry and niche industrial markets from key facilities in Blythville, Arkansas; Milan, Tennessee; Stratford, Ontario Canada and Le Mans, France.

   Industries' Engineering Group designs and manufactures process control equipment and systems for the gas water and waste water industries from its facilities in Watertown, Connecticut.

   Industries is a wholly owned subsidiary of FKI Holdings Inc., a Delaware corporation ("Holdings"). Holdings is a holding company with its registered office c/o FKI Industries Inc., 425 Post Road, Fairfield, CT 06430-0970. Holdings is a wholly owned subsidiary of FKI USA Holdings Limited, a company organized under the laws of England ("USA Holdings"). USA Holdings is a wholly owned subsidiary of Parent and a holding company with its registered office c/o FKI plc, West House, King Cross Road, Halifax, West Yorkshire HX1 1EB, England.

   Parent is a company organized under the laws of England. Its principal offices are located at West House, King Cross Road, Halifax, West Yorkshire HX1 1EB, England.

   Parent, together with its subsidiaries, comprises an international group of autonomous manufacturing companies with four operating groups serving the material handling, hardware, automotive and engineering markets. The principal activities of Parent's groups are as follows:

Material Handling

Designs and manufactures material handling systems and equipment, chain and lifting products and forgings for a wide range of industrial, automotive and mining sectors worldwide.

Hardware

Manufactures and supplies decorative furniture and cabinet hardware, window and door hardware, casters, counter balance mechanisms for office furniture and equipment, wheels and security products.

Automotive

Manufactures and supplies cable controls, lighting systems and trim components for the international automotive industry and niche industrial markets.

Engineering

Manufactures process control equipment, power conversion equipment, high integrity electrical drives, propulsion systems, electrical switchgear, transformers, distribution equipment and dynamometers for engine and vehicle test systems.

   Parent is the holding company of the group, with direct and indirect share interest in subsidiaries and associated companies.

   Parent was incorporated in England on March 6, 1920 under the name Woodend Securities Limited under the Companies Acts 1908 to 1917 and re-registered on June 3, 1982 as a public limited company under the Companies Acts 1948 to 1981. Parent currently operates under the provisions of the Companies Act 1985 as a company limited by shares. Parent's four groups resulted from a number of acquisitions and divestitures in the 1980's and 1990's and in particular the merger with Babcock International plc in 1987 and the subsequent demerger of Babcock International Group PLC in 1989.

   The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto.

   The principal listing of the FKI plc Ordinary Shares of 10p each is on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited (the "London Stock Exchange") in London.

   Set forth below are certain selected consolidated financial data relating to Parent and its subsidiaries at March 31, 1994, March 31, 1993 and March 31, 1992, which have been excerpted or derived from the audited financial statements of Parent for the fiscal years then ended. The unaudited financial information for the six- month periods ended September 30, 1994 and September 30, 1993 was included in an interim report for the half year ended September 30, 1994 issued by Parent on November 17, 1994. The following summary is qualified in its entirety by reference to these reports and all the financial statements and the related notes therein.

   The following financial statements of Parent have been prepared in accordance with generally accepted accounting principles applicable in the United Kingdom ("UK GAAP"), which practices are described in the notes to such statements. UK GAAP differs in certain significant respects from generally accepted accounting principles applicable in the United States ("US GAAP"). A summary of the principal differences between US GAAP and UK GAAP and the necessary adjustments to reconcile UK GAAP net income and shareholders' equity to US GAAP net income and shareholders' equity is set forth below.

                           FKI PLC AND SUBSIDIARIES
                     SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN MILLIONS EXCEPT PER SHARE DATA)

Income Statement Data:


                                                  Fiscal Year Ended                                 Half Year Ended
                                 -----------------------------------------------     ----------------------------------------------
                                  31 March     31 March    31 March    31 March      30 September     30 September     30 September
                                    1994         1994       1993         1992            1994             1994            1993
                                     US                                                   US
                                 Dollars (1)               Pounds Sterling             Dollars (1)             Pounds Sterling
                                ------------   ---------------------------------     -------------   ------------------------------
Net Sales  ..................   1,182.2         794.5       756.1        739.1          642.9             407.7           394.1
Operating income  ...........      89.9          60.4        45.1         35.2           57.7              36.6            25.8
Income before taxes and
  minority interests ........      77.8          52.3        38.0         20.7           29.5              18.7            22.1
Net income for Ordinary
  Shareholders ..............      54.3          36.5        27.4         11.7           14.4               9.1            15.6
Weighted average number of
  Ordinary Shares ...........
   Primary  .................     443.4         443.4       441.6        441.5          446.6             446.6           442.4
   Fully diluted  ...........     455.5         455.5       454.5        454.2          459.7             459.7           455.2
Earnings per Ordinary Shares
   Primary:
     Net income  ............      0.12         8.22p       6.20p        2.65p           0.03             2.03p           3.52p
   Fully diluted:
     Net income  ............      0.12         8.15p       6.15p        2.73p           0.03             2.04p           3.49p

Balance Sheet Data:
                                   31 March     31 March   31 March       30 September     30 September   30 September
                                     1994        1994        1993            1994              1994           1993
                                      US                                      US
                                   Dollars(1)    Pounds Sterling            Dollars(1)          Pounds Sterling
                                   ----------   -------------------       ------------     ----------------------------
Current assets  .............     687.0          461.7      448.8             737.6           467.7          463.4
Total assets  ...............   1,018.7          684.6      650.3           1,093.2           693.2          676.1
Current liabilities  ........     483.2          324.7      262.0             515.5           326.9          284.7
Working capital  ............     203.7          136.9      186.8             222.0           140.8          178.7
Net indebtedness  ...........     151.3          101.7       58.6             129.8            82.3           51.6
Shareholders' equity  .......     298.3          200.5      232.4             338.1           214.4          238.5

- ------
1) Pounds Sterling ("BP") is translated into US Dollars solely for the convenience of the reader at the noon buying rate in New York City on the date specified for cable transfers in Pounds Sterling as certified for customs purposes by the Federal Reserve Bank of New York ("the Noon Buying Rate"). The Noon Buying Rate in effect on 30 September 1994 was BP 1.00 = $1.5770 and the Noon Buying Rate in effect on 31 March 1994 was BP 1.00 = $1.4880.

                 PRINCIPAL DIFFERENCES BETWEEN UNITED KINGDOM
                         AND UNITED STATES GENERALLY
                        ACCEPTED ACCOUNTING PRINCIPLES

   The financial information provided above was prepared in accordance with UK GAAP, which differs in certain significant respects from US GAAP. These differences that are relevant to Parent relate principally to the following items and the necessary adjustments, where quantifiable, are shown in the tables set out below.

   Goodwill. Under UK GAAP, Parent writes off acquisition goodwill against retained earnings in its consolidated balance sheet in the year of acquisition. Through March 31, 1994, goodwill included costs of reorganization and restructuring both the acquired entity's business and the acquiror's business. Beginning in fiscal year 1995, due to a change in UK financial reporting requirements, goodwill may not include such costs as they must be expensed as incurred.

   Under US GAAP, goodwill is recognized on the balance sheet and amortized by charges against income over its estimated useful life, not to exceed 40 years. Goodwill includes costs of restructuring the acquired entity's business.

   Deferred Taxation. Under UK GAAP, no provision is made for deferred taxation if there is reasonable evidence that such deferred taxation will not be payable in the foreseeable future. Under US GAAP, deferred taxation is provided in full on the liability method in accordance with the provisions of Statement of Financial Accounting Standards No. 109.

   Revaluation of Properties. Under UK GAAP, properties may be restated on the basis of appraised values in financial statements prepared in all other respects in accordance with the historical cost convention. Such restatements are not generally permitted under US GAAP, except in connection with purchase accounting, and accordingly, adjustments to net income and shareholders' equity are required to eliminate the above restatements.

   Capitalized Research and Development. Under UK GAAP, Parent capitalizes development expenditures on clearly defined projects whose income can be assessed with reasonable certainty. Amortization of such expenditure is commenced in the year the expenditure is incurred by reference to the lesser of the life of the project or three years. No such capitalization is allowable under US GAAP.

   Change in Accounting Policy. Under UK GAAP, the cumulative effect of changes in accounting policy are treated as a prior year adjustment to retained earnings. Under US GAAP, such items are treated as a charge to the income statement in the year of introduction of the new accounting policy. Consequently, the introduction of Statement of Financial Accounting Standards No. 106 requires restating for US accounting purposes.

                           FKI PLC AND SUBSIDIARIES
                       APPROXIMATE IDENTIFIABLE EFFECTS
             ON NET INCOME OF DIFFERENCES BETWEEN UNITED KINGDOM
          AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                                (IN MILLIONS)

                                                         Fiscal Year Ended
                                      ------------------------------------------------------
                                          31 March       31 March     31 March     31 March
                                            1994           1994         1993         1992
                                       US Dollars (1)              Pounds Sterling
                                      --------------   -------------------------------------
Net income per UK GAAP  ............        54.3           36.5          27.4        11.7
US GAAP Adjustments (net of tax):  .
Amortisation of goodwill (2)  ......        (4.0)          (2.7)         (0.9)       (1.3)
Deferred Taxation  .................        (1.5)          (1.0)         (3.1)        3.1
Research & Development  ............         0.3            0.2          (0.1)       (0.6)
Effect of FAS 106  .................        --             --           (25.7)       --
                                          ------         ------         ------      -----
Net income as adjusted for US GAAP          49.1           33.0          (2.4)       12.9
                                          ------         ------         ------      -----

                CUMULATIVE APPROXIMATE IDENTIFIABLE EFFECTS ON
          SHAREHOLDERS EQUITY OF DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                                (IN MILLIONS)

                                                    31 March       31 March     31 March
                                                      1994           1994         1993
                                                 US Dollars (1)       Pounds Sterling
                                                --------------   ------------------------
Shareholders' equity per UK GAAP  ............       298.3          200.5         232.4
US GAAP Adjustments:  ........................
Goodwill (2)  ................................       149.4          100.4          51.7
Deferred Taxation  ...........................       (15.0)         (10.1)         (8.9)
Property revaluations  .......................        (0.7)          (0.5)         (0.5)
Research & Development  ......................        (4.3)          (2.9)         (3.4)
                                                    ------         ------         ------
Shareholders' equity as adjusted for US GAAP         427.7          287.4         271.3
                                                    ------         ------         ------

- ------
1) Pounds Sterling ("BP") is translated into US Dollars solely for the convenience of the reader at the noon buying rate in New York City on the date specified for cable transfers in Pounds Sterling as certified for customs purposes by the Federal Reserve Bank of New York ("the Noon Buying Rate"). The Noon Buying Rate in effect on 31 March 1994 was BP 1.00 - $1.4880.

2) A calculation has been made for the effects of the differences arising on the accounting for goodwill where it is practical to so do. For the remaining businesses of Babcock International plc acquired in 1987 it is no longer practical to make a reasonable estimate of the goodwill figure relating to these businesses due to the subsequent restructuring of the enlarged group post acquisition. Consequently, no asset value and no annual amortisation has been allocated in respect of goodwill to such remaining businesses in the above tables.

   Except as described in this Offer to Purchase, (i) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser, Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) neither Purchaser nor Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

   Except as provided in the Merger Agreement, the Stockholders Agreement and the Supplemental Stockholders Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1992, neither Purchaser nor Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1992, there have been no contacts, negotiations or transactions between any of Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

9.  FINANCING OF THE OFFER AND THE MERGER.

   The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $65 million. Purchaser will obtain all of such funds from Parent or its affiliates.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT AND STOCKHOLDERS AGREEMENTS.

              BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

   During November 1994, Parent became aware that the Board of the Company was looking at the future of its Harris subsidiary and Parent determined that it would be interested in looking at the possibility of acquiring the Company's other subsidiary, Crosby. Parent was aware of Crosby as an operation which would fit in well with its existing material handling operations.

   Parent, through Steven D. Jones, its Director of Corporate Planning, made contact with the Company's financial advisors, DLJ, and after signing a confidentiality agreement dated November 21, 1994, obtained a brief memorandum on the Crosby business. On January 5, 1995, Mr. Jones, Robert G. Beeston, Chief Executive of Parent, and Robert Sook, President of Parent's Material Handling Group, met with representatives of the Company, including Frederick W. Whitridge, Jr., Chairman, and James A. Bach, President and Chief Executive Officer of the Company. The possibility of Parent's purchasing Crosby was discussed but no agreement was reached. The possibility of Parent acquiring the total business of the Company was also discussed.

   On January 23, 1995, Mr. Sook visited the major manufacturing sites of Harris. Following his review, Parent determined it might have an interest in acquiring the entire business of the Company.

   On February 2, 1995, Jeffrey Whalley, Chairman of Parent, and Mr. Jones met with representatives of the Company, including Messrs. Whitridge and Bach, to discuss Parent's preliminary interest in acquiring the entire business of the Company. Following this meeting it was agreed that the Company would enter into an agreement with Parent under which the Company would not solicit third party interest in its operations while Parent conducted a due diligence investigation of the Company's operations. The parties signed that agreement on February 15, 1995.

   On Wednesday, March 1, 1995, Mr. Jones met with Messrs. Whitridge and Bach and discussed various approaches to a potential acquisition of the Company by Parent. No agreement was reached at this meeting.

   On March 8, 1995, a meeting of the Board of Directors of Parent was convened and the possible acquisition of the Company was considered. It was agreed that Parent should attempt to negotiate an agreement with the Company and certain of its major stockholders which would lead to the acquisition of all of the outstanding capital stock of the Company. A special committee of the Board of Parent consisting of Messrs. Whalley and Beeston and Eric J. Bowers, Parent's Finance Director, was formed to negotiate with the Company. Subject to limits on the principal terms and conditions, the Board of Parent approved the acquisition of the Company.

   Between March 10, 1995 and March 15, 1995 various meetings took place among Messrs. Whalley, Beeston and Jones of Parent, Messrs. Whitridge and Bach and representatives of certain of the major stockholders of the Company to discuss the terms of a cash tender offer by Parent in the context of a merger agreement and stockholders agreement.

   On March 14, 1995 and March 15, 1995, the Board met to consider the proposed transaction. On March 15, 1995 meeting, DLJ delivered its opinion addressed to the Board to the effect that the consideration to be received by the holders of Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders and the Board, among other things, (i) determined by unanimous vote that the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (ii) authorized and approved the Merger Agreement by unanimous vote and (iii) recommended by unanimous vote that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

   Following such meetings, on March 15, 1995, Parent, Purchaser and the Company entered into the Merger Agreement, Purchaser and the Stockholders entered into the Stockholders Agreement, and Purchaser and certain Stockholders entered into the Supplemental Stockholders Agreement.

                             THE MERGER AGREEMENT

   The following is a summary of the Merger Agreement, a copy of which has been filed as an Exhibit to the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") filed by Purchaser and Parent with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement.

   The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14 hereof. Purchaser and Parent have agreed that no change in the Offer may be made which decreases the price per share payable in the Offer, which reduces the number of Shares sought to be purchased in the Offer, which imposes conditions to the Offer in addition to those set forth in Section 14 hereof, which amends or changes the terms and conditions of the Offer in any manner adverse to the holders of Shares or changes or waives the Minimum Condition.

   The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, at the Effective Time, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will become an indirect, wholly owned subsidiary of Parent. The Merger Agreement provides that, notwithstanding anything to the contrary contained in this paragraph, Parent may elect instead, at any time prior to the fifth business day immediately preceding the date on which the Proxy Statement (as hereinafter defined) is mailed initially to the Company's stockholders, to merge the Company into Purchaser or another direct or indirect wholly owned subsidiary of Parent. Upon consummation of the Merger, each issued and then outstanding Share (other that any Shares held in the treasury of the Company, Shares owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company, and Shares held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) shall be cancelled and converted automatically into the right to receive the Merger Consideration.

   Pursuant to the Merger Agreement, each share of Common Stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of Common Stock, par value $.01 per share, of the Surviving Corporation.

   The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. The Merger Agreement provides that, at the Effective Time, unless otherwise determined by Parent prior to the Effective Time, and subject to the requirements of sections of the Merger Agreement that provide for indemnification of directors and officers (as described herein), the Certificate of Incorporation and By-laws of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-laws of the Surviving Corporation.

   Agreements of Parent, Purchaser and the Company. Pursuant to the Merger Agreement, the Company, acting through the Board, shall, subject to the fiduciary duties of the Board, if required in order to consummate the Merger, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger (the "Stockholders' Meeting").

   Proxy Statement. The Merger Agreement provides that the Company shall, as soon as practicable following consummation of the Offer, file with the Commission under the Exchange Act, and use its reasonable best efforts to have cleared by the Commission, a proxy statement and related proxy materials (the "Proxy Statement") with respect to the Stockholders' Meeting and shall cause the Proxy Statement to be mailed to Stockholders of the Company at the earliest practicable time. The Company has also agreed, subject to its fiduciary duties under applicable law as advised in writing by counsel, to include in the Proxy Statement the unanimous recommendation of the Board that the stockholders of the Company approve and adopt the Merger Agreement and the Merger and to use its reasonable best efforts to obtain such approval and adoption. To the extent permitted by law, Parent and Purchaser have each agreed to vote all shares beneficially owned by them in favor of the Merger.

   Conduct of Business. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the election or appointment of Purchaser's designees to the Board (as described in the next following paragraph) upon the purchase by Purchaser of any Shares pursuant to the Offer (the "Purchaser's Election Date"), unless Parent shall otherwise agree in writing, the businesses of the Company and its subsidiaries (the "Subsidiaries" and, individually, a "Subsidiary") shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. The Merger Agreement provides that by way of amplification and not limitation, and except as contemplated therein, neither the Company nor the Subsidiaries shall, between the date of the Merger
Agreement and Purchaser's Election Date, directly or indirectly do, or propose to do, any of the following, without the prior written consent of
Parent: (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational document; (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of the Company or any Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to Options (as hereinafter defined) outstanding on the date of the Merger Agreement or upon conversion of Preferred Shares
(as hereinafter defined) or upon consummation of the Class Action Settlement) or (ii) any assets of the Company or any Subsidiary, except for sales of products in the ordinary course of business and in a manner consistent with past practice: (c) declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for required dividends on the Preferred
Shares and except for such declarations, set asides, dividends, and other distributions made from any Subsidiary to its corporate parent); (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets other than in the ordinary course of business, or (ii) except pursuant to existing credit facilities, incur any indebtedness for borrowed money or issue any debt securities or assume the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary who are not officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or circulate to any employee any details of any such plan proposed to be adopted; (g) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; (h) pay, discharge or satisfy any claim, liability or obligation (absolute, secured, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the consolidated balance sheet of the Company and the Subsidiaries as at December 31, 1994 included in the 1994 Form 10-K or subsequently incurred in the ordinary course of business and consistent with past practice; (i) settle or compromise any pending or threatened suit, action or claim which is material or which relates to the Offer, the Merger, or any of the transactions contemplated by the Merger Agreement; or (j) take or offer or propose to take, or agree to take in writing, or otherwise, any of the actions described above or any action that would result in any of the conditions to the Offer not being satisfied (other than as contemplated by the Merger Agreement).

   Designation of Directors. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer which constitute a majority of the outstanding shares on a fully diluted basis, Purchaser shall be entitled to designate such number of directors as shall constitute a majority of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence), and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. The Merger Agreement also provides that, at such time, the Company shall use its best efforts to cause persons designated by Purchaser to constitute a majority of (i) each committee of the Board (some of the members of which may be required to be independent as required by applicable law),
(ii) each board of directors of each domestic Subsidiary and (iii) each committee of each such board, in each case only to the extent permitted by applicable law.

   Amendments. The Merger Agreement provides that following the election or appointment of Purchaser's designees in accordance with the immediately preceding paragraph and prior to the Effective Time, any amendment of the Merger Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of the Merger Agreement by the Company, and extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of those directors of the Company then in office who were not designated by Purchaser or, if no such directors are then in office, no such amendment, termination, extension or waiver shall be affected which is materially adverse to the holders of Shares (other than Parent and its subsidiaries).

   Access to Information; Confidentiality. Pursuant to the Merger Agreement, from the date of the Merger Agreement until the consummation of the Offer, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser with all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request. Parent and Purchaser have agreed to keep such information confidential in accordance with the Confidentiality Agreement, dated as of November 21, 1994, between Parent and the Company (the "Confidentiality Agreement").

   The Company has agreed that, to the extent permitted by applicable law, in order to facilitate the continuing operation of the Company by Parent and

Purchaser from and after the completion of the Offer without disruption and to assist in an achievement of an orderly transition in the ownership and management of the Company, from the date of the Merger Agreement and until completion of the Offer, the Company, Parent and Purchaser shall cooperate reasonably with each other to effect an orderly transition.

   No Solicitation of Transactions. The Company has agreed that, until the Merger Agreement shall have been terminated according to its terms (as described below), neither it nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of, any proposal or offer from any person relating to, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any Third Party Transaction (as defined on page 2 hereof); provided, however, that nothing contained in the Merger Agreement shall prohibit the Board from furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited proposal by such person with respect to a Third Party Transaction if, and only to the extent that, (i) such person is, in the good faith judgment of the Board (or a duly designated committee thereof) after consultation with its advisors, capable of effecting a Third Party Transaction which would be more favorable to the stockholders than the Offer and the Merger taken together, and (ii) prior to furnishing confidential information to such person the Company obtains from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement. The Company has also agreed to notify Parent promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made. The Company has also agreed not to release any third party from any confidentiality or, subject to the fiduciary duties of the Board, standstill agreement to which the Company is or may become a party.

   Treatment of Stock Options. At the Effective Time, each outstanding option to purchase Shares (in each case, an "Option") granted under the Company's 1992 Stock Option Plan, as amended (the "Stock Option Plan"), whether or not then exercisable, shall be cancelled by the Company, and each holder of a cancelled Option shall be entitled to receive from Purchaser, at the time as payment for Shares is made by Purchaser in connection with the Offer, in consideration for the cancellation of such Option, an amount in cash equal to the product of (i) the number of shares previously subject to such option and
(ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option.

   Treatment of Preferred Shares. The Merger Agreement provides that at the Effective Time, each share of Series B Cumulative Convertible Preferred Stock, par value $.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (each a "Preferred Share") shall be cancelled and shall be converted automatically into the right to receive in cash an amount equal to $2,500.00 plus all accrued but unpaid dividends on such Preferred Share which shall be payable, without interest, to the holder of such Preferred Share upon surrender of the certificate that formerly evidenced such Preferred Share.

   Indemnification and Insurance. The Merger Agreement provides that if the Offer is consummated, Parent, Purchaser and the Company shall, and from and after the Effective Time, Parent and the Surviving Corporation shall, maintain the rights to indemnification of officers and directors provided for in the By-laws of the Company as in effect on the date of the Merger Agreement with respect to indemnification for acts and omissions occurring prior to the Effective Time, including, without limitation, the transactions contemplated by the Merger Agreement.

   The Merger Agreement provides that the Company shall, from and after the date of the Merger Agreement and to and including the Effective Time, and the Surviving Corporation shall, for six years from the Effective Time, maintain in effect the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 110 percent of the current annual premiums paid by the Company for such insurance (which premiums the Company has represented to Parent and Purchaser to be approximately $185,000 in the aggregate) and, in the event the cost of such coverage shall exceed that amount, the Surviving Corporation will purchase as much coverage as possible for that amount.

   Parent, Purchaser and the Company have also agreed that in the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Company, the Surviving Corporation or Parent, as the case may be, or at Parent's option, Parent, shall assume the foregoing indemnity obligations.

   The Merger Agreement provides that the obligations of the Company or the Surviving Corporation with respect to the above-described provisions regarding indemnification and insurance shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, fiduciary and agent to whom the indemnification and insurance provisions therein apply without the consent of each affected director, officer, employee, fiduciary and agent.

   The Merger Agreement provides that in the event that the Company or the Surviving Corporation should fail, at any time from and after the Purchaser's Election Date, to comply with any of the foregoing indemnification and insurance obligations for any reason, Parent shall be responsible therefor. Parent has agreed to perform such obligations unconditionally without regard to any defense or other basis for nonperformance which the Company or the Surviving Corporation may have or claim (except any claim that performance is prohibited by applicable Delaware Law). The Merger Agreement provides that Parent, Purchaser, and the Company intend that the officers, directors, employees, fiduciaries and agents of the Company and its Subsidiaries shall be fully indemnified and that the foregoing indemnification provisions shall be a primary obligation of Parent and not merely a guarantee by Parent of the obligations of the Company or Purchaser.

   Employee Benefits. Pursuant to the Merger Agreement, Parent has agreed that for a period of one year following the Effective Time, Parent shall cause the Surviving Corporation to provide employees of the Subsidiaries (excluding employees covered by collective bargaining agreements) with pension, insurance and other similar benefits following the Effective Time which are, in the aggregate, at least as favorable to the employees as the benefits provided for such employees by the Company as of the date of the Merger Agreement.

   Further Action. The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act and the Exon-Florio Act with respect to the transactions contemplated by the Merger Agreement, (ii) subject to the fiduciary duties of the Board, use its reasonable best efforts to take, or cause to be taken, all appropriate action and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including, without limitation, using its reasonable best efforts to obtain all licenses, permits (including, without limitation, environmental permits), consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the transactions contemplated by the Merger Agreement and to fulfill the conditions to the Offer and the Merger, and (iii) except as contemplated by the Merger Agreement, use its reasonable best efforts not to take any action, or enter into any transaction, which would cause any of its representations or warranties contained in the Merger Agreement to be untrue or result in a breach of any covenant made by it in the Merger Agreement.

   Under the Merger Agreement, Parent has agreed to take all action necessary to cause Purchaser to perform all of Purchaser's, and the Surviving Corporation to perform all of the Surviving Corporation's, agreements, covenants and obligations under the Merger Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in the Merger Agreement. The Merger Agreement provides that Parent shall be liable for any breach of any representation, warranty, covenant or agreement of Purchaser and for any breach of the foregoing covenant.

   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement then in office are required to use their reasonable best efforts to take all such action.

   Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to financial statements and filings with the Commission, the absence of certain changes or events concerning the Company's business, compliance with law, litigation, properties and assets, leases, environmental matters and brokers.

   Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions and only the following conditions: (a) the Merger Agreement and the Merger shall have been approved and adopted by the stockholders of the Company to the extent required by Delaware law and the Company's Certificate of Incorporation; (b) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (c) no investigation shall be threatened or pending under the Exon-Florio Act with respect to any of the transactions contemplated by the Merger Agreement; (d) no foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; and (e) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, neither Parent nor Purchaser shall be entitled to assert the failure of this condition if, in breach of the Merger Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.


   Termination; Fees and Expenses. The Merger Agreement provides that it may be terminated and the Merger and the other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement by the stockholders of the Company: (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company prior to Purchaser's Election Date;
(b) by Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before September 30, 1995; provided, however, that the right to terminate the Merger Agreement under this clause (b) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) any court or other governmental authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; (c) by Parent if (i) due to an occurrence or circumstance that results in a failure to satisfy any condition set forth in Section 14 hereof, Purchaser shall have (A) failed to commence the Offer within 10 days following the date of the Merger Agreement,
(B) terminated the Offer without having accepted any Shares for payment thereunder, or (C) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless any such failure listed above shall have been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect any material covenant or agreement of either of them contained in the Merger Agreement or the material breach by Parent or Purchaser of any material representation or warranty of either of them contained in the Merger Agreement, or (ii) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement or shall have approved or recommended approval of any Third Party Transaction, or shall have resolved to do any of the foregoing; or (d) by the Company, upon approval of the Board, if (i) Purchaser shall have (A) failed to commence the Offer within 10 days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless any such failure shall have been caused by or resulted from the failure of the Company to satisfy the conditions set forth in paragraph (f) or (g) of Section 14 hereof, or (ii) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement in order to approve any Third Party Transaction which the Board determines in the exercise of its good faith judgment and after consultation with independent legal counsel and the Company's financial advisors to be more favorable to the Company's stockholders than the Offer and the Merger taken together; provided, however, that such termination under this cause (ii) shall not be effective until the Company has made payment to Purchaser of the Fee (as hereinafter defined) and has deposited with a mutually acceptable escrow agent $500,000 for reimbursement to Parent and Purchaser of Expenses (as hereinafter defined).

   In the event of the termination of the Merger Agreement, the Merger Agreement provides that it shall forthwith become void and there shall be no liability thereunder on the part of any party thereto except under the provisions of the Merger Agreement related to fees and expenses described below and under certain other provisions of the Merger Agreement which survive termination.

   The Merger Agreement provides that in the event that the Merger Agreement is terminated pursuant to the provisions described in clause (c)(ii) or clause (d)(ii) of the second preceding paragraph, then the Company shall pay Parent promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of $2,500,000 (the "Fee"), which amount shall be payable in immediately available funds, plus all Expenses (as defined below).

   Under the Merger Agreement, the term "Expenses" means all out-of-pocket expenses and fees up to $500,000 in the aggregate (including, without limitation, fees and expenses payable to all investment banking firms, other financial institutions, counsel, accountants, experts and consultants to Parent and Purchaser, and all printing and advertising expenses) actually incurred or accrued by Parent or Purchaser or on their behalf in connection with the transactions contemplated by the Merger Agreement, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Parent and Purchaser in connection with the negotiation, preparation, execution and performance of the Merger Agreement, the structuring of the transactions contemplated by the Merger Agreement and any agreements relating thereto.

   Except as set forth in the preceding four paragraphs, all costs and expenses incurred in connection with the Merger Agreement, the Stockholders Agreement, the Supplemental Stockholders Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses, whether or not any such transaction is consummated.

                          THE STOCKHOLDERS AGREEMENT

   Purchaser and the Stockholders have entered into the Stockholders Agreement, pursuant to which, upon the terms set forth therein, each Stockholder has agreed to tender and sell, in accordance with the terms of the Offer, all Shares owned by such Stockholder. Further, each Stockholder has agreed not to withdraw his Shares unless (a) the Board shall have withdrawn or modified in any manner adverse to Purchaser or Parent its approval or recommendation of the Offer, the Merger, the Merger Agreement or any other transaction contemplated by the Merger Agreement in order to approve any Third Party Transaction which the Board determines in the exercise of its good faith judgment and after consultation with independent legal counsel and the Company's financial advisors to be more favorable to the Company's stockholders than the Offer and the Merger taken together, (b) the Merger Agreement is terminated, (c) the Merger Agreement is amended in any way which adversely affects such Stockholder, or (d) such Stockholder's Shares have not been accepted for payment and paid for by June 13, 1995. As of March 15, 1995, the Stockholders owned (either beneficially or of record) Shares constituting approximately 66.5% of the outstanding Shares (54.2% on a fully diluted basis).

   The Stockholders Agreement provides that each Stockholder shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist, any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on such Stockholder's voting rights, charge or other encumbrance of any nature whatsoever with respect to the Stockholder's Shares owned as of the date of the Stockholders Agreement or that may thereafter be acquired by such Stockholder at any time prior to the termination of the Stockholders Agreement as to such Stockholder.

   The Stockholders Agreement provides that subject to the fiduciary duties as a director of the Company of any representative or agent of any Stockholder who is such a director as contemplated in the Merger Agreement, each Stockholder shall not, directly or indirectly, through any agent or representative or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any Third Party Transaction at any time prior to the termination of the Stockholders Agreement as to such Stockholder.

   The Stockholders Agreement provides that, from and after the date of the Stockholders Agreement, Parent and Purchaser (the "Indemnifying Parties") jointly and severally shall indemnify and hold harmless each of the

Stockholders (collectively the "Indemnified Parties" and individually an "Indemnified Party") against any loss, damage or expense (including reasonable attorney's fees and disbursements) actually incurred by any such Indemnified Party to the extent arising from any Company stockholder or third party claim, suit or demand in connection with the Stockholders Agreement or the transactions contemplated by the Merger Agreement (a "Third Party Claim"). For purposes of the Stockholders Agreement, a Third Party Claim shall expressly exclude any claim, suit or demand brought or instituted by any partner, investor, stockholder or affiliate of any Indemnified Party. The Stockholders Agreement provides that the Indemnified Parties shall give the Indemnifying Parties prompt written notice of any Third Party Claim which they believe will give rise to indemnification; provided, however, that the failure to give such notice, shall not affect the liability of the Indemnifying Parties thereunder unless and to the extent the failure to give such notice adversely affects the ability of the Indemnifying Parties to defend themselves or to mitigate the damages sought in such Third Party Claim. The Stockholders Agreement provides that the Indemnifying Parties shall have the right to defend and to direct the defense against any such Third Party Claim in its name or in the name of any Indemnified Party at the Indemnifying Parties' expense and with counsel selected by agreement of the Indemnified Parties, and reasonably acceptable to Parent, which shall be the only counsel for the Indemnified Parties, and only the Indemnifying Parties will have the right to settle or compromise any such Third Party Claim; provided, however, that (i) the Indemnifying Parties shall only be responsible for the first $50,000 in fees and disbursements of such counsel in defending the Indemnified Parties in any such Third Party Claim and the Indemnified Parties shall be responsible for such legal fees and disbursements in excess of $50,000, and (ii) the Indemnifying Parties will not, without the Indemnified Parties' written consent, settle or compromise any claim or consent to any entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Parties a release from all liability in respect of such Third Party Claim. The Stockholders Agreement provides that the Indemnified Parties shall cooperate in the defense of any such Third Party Claim and that, if the Indemnifying Parties, within a reasonable time after notice of a Third Party Claim, fail to defend the Indemnified Parties, the Indemnified Parties shall be entitled to undertake the defense, compromise or settlement of such Third Party Claim at the expense of (subject to the limitations set forth above) and for the account and risk of the Indemnifying Parties subject to the rights of the Indemnifying Parties to assume the defense of such Third Party Claim at any time prior to the settlement, compromise or final determination thereof. The Stockholders Agreement provides that, notwithstanding the foregoing provisions, any Indemnified Party may engage counsel of its own choice; provided, however, that all of the fees and disbursements of such counsel shall be the sole responsibility of such Indemnified Party.

                   THE SUPPLEMENTAL STOCKHOLDERS AGREEMENT

   The Stockholders other than Investors Trading AB, which owned (either beneficially or of record) approximately 46.6% of the outstanding Shares (38.0% on a fully diluted basis) as of March 15, 1995, also entered into a Supplemental Stockholders Agreement, dated as of March 15, 1995, with Purchaser in which such Stockholders have agreed that if the Offer is terminated because of the failure of any condition thereof and the Company effects a Third Party Transaction within 180 days thereafter, then each such Stockholder will pay to Purchaser 50% of the excess, if any, of the amount per Share received by the Stockholder as a result of such transaction over $2.30 per Share.

11. Purpose of the Offer; Plans for the Company after the Offer and the Merger.

   Purpose of the Offer. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become an indirect wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

   In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

   If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to constitute a majority of the directors on the Board following such purchase. See Section 10. Purchaser expects that such representation would permit Purchaser to exercise control over the Company's conduct of its business and operations.

   Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under Delaware law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the Effective Time (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders could be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon consideration other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration.

   In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of unfairness, including fraud, misrepresentation or other misconduct.

   The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that if the Merger is consummated within one year of the purchase of Shares pursuant to the Offer, Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

   Plans for the Company. It is currently expected that, following consummation of the Offer, the business and operations of the Company's Subsidiaries, Crosby and Harris, will be continued substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of Crosby and Harris and, following the consummation of the Offer, will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company's Subsidiaries during the Offer period. Thereafter, Parent intends to review such information as part of a comprehensive review of their business operations, capitalization and management with a view to maximizing their potential in conjunction with Parent's businesses. It is expected that the business and operations of Crosby and Harris would form an important part of Parent's future business plans.

   Except as indicated in this Offer to Purchase, until the consummation of the Merger, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any Subsidiary or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Board or the Company's management.

12. Dividends and Distributions.

   The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the appointment of Purchaser's designees to the Board, without the prior written consent of Parent, (a) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of the Company or any Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to Options outstanding on the date of the Merger Agreement or upon conversion of Preferred Shares or upon consummation of the Class Action Settlement); (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock (except for required dividends on the Preferred Shares and except for such declarations, set- asides, dividends and other distributions made from any Subsidiary to the Company or (c) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly or indirectly, any of its capital stock. See
Section 10.

13. Effect of the Offer on the Market for the Shares, Exchange Listing and Exchange Act Registration.

   The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

   Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE and deregistered under Section 12(b) of the Exchange Act. Parent intends to cause the delisting by the NYSE and deregistration of the Shares following consummation of the Offer.

   According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10 percent or more ("NYSE Excluded Holdings") should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. The Company has advised Purchaser that, as of March 15, 1995, there were 24,665,160 Shares outstanding, held by approximately 2,200 holders of record. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

   If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange or through the NASDAQ Stock Market ("NASDAQ") or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Merger Consideration.

   The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing banks to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by banks.

   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NASDAQ reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14. Certain Conditions of the Offer.

   Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer and the Offer shall have remained outstanding for at least 30 days from the commencement of the Offer, (iii) (x) the review period under the Exon-Florio Act during which the President of the United States or his designee may commence an investigation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement shall not have expired or otherwise been terminated without such investigation having been commenced or
(y) such investigation shall have been commenced and (I) the period under the Exon-Florio Act during which such investigation must be completed shall not have expired or otherwise been terminated or Purchaser shall not have received notice that such investigation has been completed and (II) (A) the period under the Exon-Florio Act during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Offer, the Merger or the other transactions contemplated by the Merger Agreement shall not have expired or otherwise been terminated without any such action being threatened, announced or taken or (B) the President shall not have announced a decision to take any such action, in each case, prior to the expiration to the Offer and the Offer shall have remained outstanding for at least 30 days from the commencement of the Offer, or (iv) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

       (a) there shall have been instituted or be pending any action or proceeding brought by any governmental, administrative or regulatory authority or agency, domestic or foreign, before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal or to restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Purchaser or any other affiliate of Parent pursuant to the Offer, or the consummation of any other transaction contemplated by the Merger Agreement, or seeking to obtain material damages in connection with any transaction contemplated by the Merger Agreement; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, or to compel the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, in each case as a result of the transactions contemplated by the Merger Agreement; (iii) seeking to impose material limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the Merger; or (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares;

       (b) there shall have been issued any injunction, order or decree by any court or governmental, administrative or regulatory authority or agency, domestic or foreign, resulting from any action or proceeding brought by any person other than a governmental, administrative or regulatory authority or agency, domes tic or foreign, which (i) restrains or prohibits the making of the Offer or the consummation of any other transaction contemplated by the Merger Agreement, (ii) prohibits or limits materially the ownership or operation by the Company, Parent or Purchaser of all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, or compels the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, in each case as a result of the transactions contemplated by the Merger Agreement; (iii) imposes material limitations on the ability of Parent or Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the Merger; or (iv) requires divestiture by Parent or Purchaser of any Shares;

       (c) there shall have been any action taken, or any statute, rule, regulation , order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any transaction contemplated by the Merger Agreement, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, in the case of both (i) and (ii) other than the routine application of the waiting- period provisions of the HSR Act to the Offer, the Stockholders Agreement or the Merger, in each case which results in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above;

      (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on The New York Stock Exchange or on the London Stock Exchange, (ii) any decline, measured from the date of the Merger Agreement, in the Standard & Poor's 500 Index or FTSE 100 Index by an amount in excess of 20 percent from the date of the Merger Agreement, (iii) a currency moratorium on the exchange markets in London or New York City, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom, (v) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on the extension of credit by banks or other lending institutions in the United States or the United Kingdom, (vi) a commencement of a war or armed hostilities or other national or international calamity involving the United States or the United Kingdom or
   (vii) in the case of any of the foregoing existing on the date of the Merger Agreement, a material acceleration or worsening thereof;

       (e) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 15 percent or more of the then outstanding Shares has been acquired by any person, other than Parent or any of its affiliates or
   (ii) (A) the Board shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger or (B) the Board shall have resolved to do any of the foregoing;

       (f) any material representation and warranty of the Company in the Merger Agreement shall prove to be untrue or incorrect in any material respect as of the date of the Merger Agreement;

       (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

       (h) the Merger Agreement shall have been terminated in accordance with its terms; or

       (i) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

which in the judgment of Parent makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

   The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion.

The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. Certain Legal Matters and Regulatory Approvals.

   General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company (see Section 10), neither Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and the Subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See
Section 14.

   State Takeover Laws. Under Delaware Law and the Company's Certificate of Incorporation, the adoption of the Merger Agreement by the Company requires the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder.

   Section 203 of the Delaware Law provides generally (with exceptions not applicable in this case) that any person who engages in a transaction which results in such person being the owner of 15% or more but less than 85% of the voting stock of a public corporation incorporated in Delaware is prohibited for three years thereafter from engaging in a "business combination" with the corporation (such as a merger or a tender offer), unless (i) prior to the transaction the board of directors of the corporation approves either the transaction or the ensuing business combination or (ii) at the time of or after the transaction the business combination is approved by the board of directors and by the vote of at least two-thirds of the corporation's voting stock which is not owned by such person. The Board has, in this case, unanimously approved the Merger Agreement, the Stockholders Agreement and the transactions contemplated thereby for all purposes, including the purpose of Section 203.

   A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme
Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.
Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that certain Oklahoma corporate governance statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma because they could subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

   The Company, directly or through Subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws such as those described above. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not necessarily complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

   Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting-period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements. See Section 2.

   Pursuant to the HSR Act, on the date of the Offer to Purchase, Parent anticipates filing a Pre-Merger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar-day waiting period following the filing by Parent. Accordingly, it is anticipated that the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m. New York City time, on April 5, 1995, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Parent will request early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the HSR Act 15-day waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 2 and Section 14.

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as its deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective Subsidiaries.

Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the results would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

   Exon-Florio Act. Under the Exon-Florio Act, the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of persons engaged in interstate commerce in the United States if the President determines, after investigation, that such foreign persons in exercising control of such acquired persons might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security. Pursuant to the Exon-Florio Act, notice of an acquisition by a foreign person may be made to CFIUS ("Committee on Foreign Investment in the United States") either voluntarily by the parties to such proposed acquisition, merger or takeover or by any member of CFIUS. CFIUS is comprised of representatives of the Departments of the Treasury, State, Commerce, Defense and Justice, the Office of Management and Budget, the Office of Science and Technology Policy, the United States Trade Representative's Office and the Council of Economic Advisors, as well as the Assistant to the President for National Security Affairs and the Assistant to the President for Economic Policy. A determination that an investigation is called for must be made within thirty days after notification of a proposed acquisition, merger or takeover is first filed with CFIUS. Any such investigation must be completed within forty-five days of such determination. Any decision by the President to take action must be announced within fifteen days of the completion of the investigation.

   Although the Exon-Florio Act does not require the filing of a notification, nor does it prohibit the consummation of an acquisition, merger or takeover if the notification is not made, such an acquisition, merger or takeover thereafter remains indefinitely subject to divestment should the President subsequently determine that the national security of the United States has been threatened or impaired. The Company currently has contracts from the U.S. Department of Defense and accordingly, Purchaser and the Company anticipate filing with CFIUS a joint notice of the transactions contemplated by the Merger Agreement on the date of this Offer to Purchase. Although Purchaser believes that the transactions contemplated by the Merger Agreement should not raise any national security concerns, there can be no assurance that CFIUS will not determine to conduct an investigation of the proposed transactions and, if an investigation is commenced, there can be no assurance regarding the outcome of such investigation. See Section 14 for certain conditions to the Offer.

16. Fees and Expenses.

   Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

   Purchaser and Parent have retained Georgeson & Company Inc. as the Information Agent, and First Fidelity Bank, N.A. as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

   As compensation for acting as Information Agent in connection with the Offer, Georgeson & Company Inc. will be paid a fee of $10,000 and also will be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17. Miscellaneous.

   The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good-faith effort to comply with any such state statute. If, after such good-faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER, PARENT OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

   Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the
Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                       ADU ACQUISITION INC.


March 22, 1995

   Facsimiles of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.


                       The Depositary for the Offer is:


                          First Fidelity Bank, N.A.


         By Mail:             By Facsimile:        By Hand/Overnight Courier:
First Fidelity Bank, N.A.    (201) 430-4797        First Fidelity Bank, N.A.
     P.O. Box 1380                            Corporate Trust/Special Operations
Newark, New Jersey 07101      To Confirm:        10 Bank Street - 3rd Floor
                            (201) 430-4762         Newark, New Jersey 07102

                           For Information Call:
                              (800) 458-0924
                               (Toll-Free)

      Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:


                                   GEORGESON
                                   & COMPANY
                                   ---------

                              Wall Street Plaza
                           New York, New York 10005
                           (212) 509-6240 (Collect)
                Banks and Brokers Call Collect: (212) 440-9800
                        CALL TOLL-FREE: 1-800-223-2064

                                                                    SCHEDULE I

           DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

   1. Directors and Executive Officers of Parent. The following table sets forth the name and current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is c/o FKI plc, West House, King Cross Road, Halifax, West Yorkshire HX1 1EB, England. Unless otherwise indicated, all other addresses are within England. Unless otherwise indicated, each such person is a citizen of the United Kingdom and has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

                                          Present Principal Occupation or
                                          Employment; Material Positions
                                          Held During the Past Five Years
          Name                            and Business Addresses Thereof
- -----------------------   -------------------------------------------------------------
Jeffrey Whalley           Executive Director and Chairman since April 1991; Deputy
                          Chairman of Babcock International Group PLC since May 1989,
                          The Lodge, Church Street, Badminton Court, Amersham,
                          Buckinghamshire HP7 0DD.

Robert G. Beeston         Executive Director and Group Chief Executive since January
                          1992; Executive Director of BTR International, August 1991 to
                          December 1991; Managing Director of BTR Valve Group, February
                          1987 to July 1991, Silvertown House, Vincent Square, London
                          SW1.

Eric J. Bowers            Executive Director and Finance Director since October 1989.

Robert S. Murray          Non-executive Director since April 1991; Executive Director and Chairman of Omega plc since May 1992, Foxbridge Way,
                          Normanton, Wakefield, West Yorkshire; Executive Director of
                          The Sovereign Capital Corporation since July 1990, Foxbridge
                          Way, Normanton, Wakefield, West Yorkshire; Executive Director
                          of Sterling Capitol plc since May 1992, Foxbridge Way,
                          Normanton, Wakefield, West Yorkshire.

John S. Rodewig*          Non-executive Director since April 1993; Director of Eaton
                          Corporation, Eaton Center, Cleveland, Ohio 44114 since
                          January 1992; President & Chief Operating Officer-Vehicle
                          Components of Eaton Corporation since September 1993;
                          President and Chief Operating Officer of Eaton Corporation,
                          January 1992 to August 1993; President Elect and Chief
                          Operating Officer of Eaton Corporation, September 1991 to
                          December 1991; President of the Truck Components Group of
                          Eaton Corporation, January 1990 to August 1991.

Arthur S. Walsh           Non-executive Director since May 1991; Deputy Chairman since
                          May 1993; Non-executive Director and Chairman of National
                          Transcommunications Limited since October 1991; Crawley
                          Court, Winchester, Hampshire SQ21 2QA; Non-executive Director and
                          Chairman of Telemetrix plc since December 1991, Knaves Beech
                          Estate, Loudwater, High Wycombe, Buckinghamshire HP10 9QZ.

Michael J.R. Porter       Company Secretary since October 1989.

- ------
* Citizen of the United States of America.

   2. Directors and Executive Officers of Purchaser. The following table sets forth the name, current business address, citizenship, position with Purchaser and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, the current business address of each person is c/o FKI Industries Inc., 425 Post Road, Fairfield, Connecticut 06430-0970. Each such person is a citizen of the United States of America unless otherwise indicated, and, unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

                                         Present Principal Occupation or
                                          Employment; Material Positions
                                         Held During the Past Five Years
          Name                            and Business Addresses Thereof
- ----------------------   --------------------------------------------------------------
Robert Sook              President and Director of Purchaser; President -- FKI Material
                         Handling Group since June 1992, 4601 Six Forks Road, Raleigh,
                         North Carolina 27609; President -- BTR Valve Group, January
                         1992 to May 1992, 4601 Six Forks Road, Raleigh, North Carolina
                         27609; President -- Edwards Valve Inc., November 1989 to
                         December 1991, 1800 South Saunders Street, Raleigh, North
                         Carolina 27603.

Steven D. Jones**        Vice President and Director of Purchaser; Director of
                         Corporate Planning of Parent since April 1992, West House,
                         King Cross Road, Halifax, West Yorkshire HX1 1EB, England;
                         Managing Director of FKI Engineering Products Group, January
                         1990 to March 1992, West House, King Cross Road, Halifax, West
                         Yorkshire HX1 1EB, England.

Robert M. Miller         Vice President, Secretary and Director of Purchaser; Vice
                         President, Legal and Secretary and Director of Industries since
                         January 1990, 425 Post Road, Fairfield, Connecticut 06430.

Neil Bamford**           Director of Purchaser; Group Chief Accountant of Parent since
                         October 1989, West House, King Cross Road, Halifax, West
                         Yorkshire HX1 1EB, England.

Diana M. Dampsy***       Treasurer of Purchaser; Vice President -- Finance of
                         Industries since November 1994, 425 Post Road, Fairfield,
                         Connecticut 06430; Secretary and Treasurer of FKI Industries
                         Canada Limited, April 1989 to October 1994, 234 Attwell Drive,
                         Rexdale, Toronto, Ontario M9W 5B3, Canada.

- ------
 ** Citizen of the United Kingdom.
*** Citizen of Canada.

                                     S-2